EXHIBIT 16.1


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

October 30, 2003

Re:      Form 8-K

Dear Sir or Madam:

We have read Item 4 included in the Form 8-K, dated October 30, 2003, of Care Concepts I, Inc. (Commission File Number 0-20958) filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Sincerely,


/s/William J. Hadaway
William J. Hadaway